Exhibit 99.2

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:

David Neurohr	Max Kuniansky
Director, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Announces Debt Tender Offer

GREENSBURG, Pa., September 22, 2009 – Allegheny Energy Supply Company, LLC (“AE Supply”), the power generation business of Allegheny Energy, Inc. (NYSE: AYE), announced today an offer to purchase for cash up to $150 million principal amount (the “Maximum Tender Amount”) of the following outstanding notes (the “Notes”):

CUSIP Number	Title of Security	Principal Amount Outstanding	Maximum Tender Amount	Full Tender Offer Consideration(1)	Late Tender Offer Consideration(1)
017363AD4	7.80% Notes due 2011	$302,517,000	$150,000,000	$1,083.75	$1,068.75

(1)	Per $1,000 principal amount of Notes.

Holders who tender and do not withdraw their Notes on or before 5:00 p.m., New York City time, on October 5, 2009, unless extended (the “Early Tender Date”), will be eligible to receive the Full Tender Offer Consideration described in the table above. Holders who tender Notes after the Early Tender Date and on or before midnight, New York City time, on October 20, 2009, will receive the Full Tender Offer Consideration minus an amount in cash equal to $15 for each $1,000 principal amount of Notes (the “Late Tender Offer Consideration”). In addition to the Full Tender Offer Consideration or the Late Tender Offer Consideration, as the case may be, payable in respect of Notes accepted for purchase, holders of Notes will receive accrued and unpaid interest on their purchased Notes from the last interest payment date to, but not including, the date of payment for purchased Notes.

The offer will expire at midnight, New York City time, on October 20, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”).

The tender offer is subject to, and conditioned upon, the satisfaction or waiver of the general conditions described in the offer to purchase. If any of the general conditions are not satisfied or waived, AE Supply is not obligated to accept for payment, purchase, or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate the tender offer.

If the principal amount of the Notes tendered and not withdrawn exceeds the Maximum Tender Amount described in the table above, the principal amount of Notes purchased will be prorated based on the principal amount tendered. If any tendered notes are not accepted for payment, the Notes will be returned without expense to the tendering holder. AE Supply reserves the right, subject to applicable law, to extend, withdraw or terminate the tender offer. Further, AE Supply reserves the right to modify the Maximum Tender Amount provided in the table above with respect to the Notes in its sole discretion.

This release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is being made pursuant to the offer to purchase and the letter of transmittal, copies of which will be delivered to all holders of the Notes. Persons with questions regarding the tender offer should contact the lead dealer manager, Credit Suisse, at (800) 820-1653 (toll free) or (212) 538-1862 (collect), or the Information Agent, Global Bondholder Services Corporation, at (866) 470-3900.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to approximately 1.6 million customers in Pennsylvania, West Virginia, Maryland, and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: rate regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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